INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release issued by Samsonite Corporation on February 22, 2001.

[LOGO]

                    Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information contact:

Media:	Investor Relations:
Tom Sandler President, The Americas Samsonite 303-373-6617 or Jill Hollingsworth JohnstonWells 303-623-3366	Richard Wiley Chief Financial Officer Samsonite 303-373-6373 or Steve Eschbach JohnstonWells 303-623-3366

Luggage Manufacturer Samsonite Corporation Announces Restructuring

DENVER, Colorado, February 22, 2001 - In a move designed to address shifting consumer preferences, SAMSONITE CORPORATION (NASDAQ: SAMC) today announced several restructuring initiatives affecting its U.S. business, including the closure of its Denver manufacturing plant.

As part of this restructuring, approximately 340 Denver-based manufacturing employees will be laid off when the Company ceases production of hardside luggage at the manufacturing facility on April 30, 2001. In recent years, the Denver plant has operated far below capacity and, at current and projected production levels, cannot be operated on a cost-effective basis.

"Samsonite has deep roots in Denver," said Tom Sandler, President of the Americas for Samsonite. "Although production is slated to cease in Colorado, Denver will remain the major distribution point for the Company's U.S. wholesale customers and will continue to host various U.S. operations."

"We will work with our employees and the union to address the needs of those affected as we discontinue manufacturing here in Denver," said Sandler.

"Samsonite built its position as a market leader by responding quickly and creatively to changes in consumer preferences and market conditions," Sandler said. "We believe that these initiatives will help ensure our continued leadership in the industry through thoughtful and efficient management of our production capacity and by responding to consumer demands."

Consumer demand for hardside luggage in the U.S. has declined steadily over the past decade as consumer preference shifted toward softside luggage and new hybrid luggage products (combination hardside and softside luggage products).

Notwithstanding closure of the Denver plant, Samsonite will remain the leading producer and distributor of hardside luggage worldwide and will continue to supply the highest quality hardside luggage products to the U.S. market through its other company-operated manufacturing facilities. Samsonite operates 12 other manufacturing facilities located in Western Europe, Eastern Europe, India, China and Mexico.

The Company has also recently completed other restructuring initiatives. Samsonite recently reorganized and streamlined its U.S. sales and marketing workforce to improve its responsiveness and flexibility in meeting customer and consumer demands. To improve the cost competitiveness of its softside luggage products, the Company consolidated its Tucson, Arizona manufacturing operations into its existing facility in Nogales, Mexico and is shifting more production of softside luggage to vendors.

"As a result of this restructuring," said Richard Wiley, Chief Financial Officer, "the Company will incur restructuring charges and expenses of approximately $8.4 million in its January 31, 2001 financial statements. Included in these charges and expenses are approximately $6.4 million in non-cash charges associated with the impairment of assets which will no longer be utilized in operations."

The Company anticipates it will incur approximately $7.8 million in charges and expenses relating to these restructuring activities during the year ended January 31, 2002. Though the Company expects to receive only partial benefit of its restructuring activities during fiscal 2002, operating cost savings are estimated to be from $5.5 to $6.5 million during fiscal 2002 and $10.0 to $11.0 million annually thereafter. The Company intends to use a portion of the cost savings generated by these restructuring activities for new marketing and advertising programs designed to increase the Company's U.S. market share.

According to Luc Van Nevel, Chief Executive Officer of Samsonite, "These initiatives will strengthen Samsonite's position as the global leader in the luggage industry. As far as the U.S. market is concerned, this will allow the Company to stay on the leading edge of technology, while being more responsive to the ever-changing consumer demands. The completion of this restructuring will put us in a stronger position to increase shareholder value."

Samsonite is one of the world's largest manufacturers and distributors of luggage, marketing its products under brands such as SAMSONITE®, AMERICAN TOURISTER® and LARK®.

Samsonite will be hosting a live broadcast of a conference call over the Internet on Friday, February 23, 2001, at 12:30 p.m. EST, 10:30 a.m. MST, and 9:30 a.m. PST, to comment on its restructuring initiatives. To participate, access the Company's web site: http://www.samsonite.com and click on the WEBCAST button.

Certain statements in this release may constitute " forward-looking" statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors that may cause actual future performance or achievements of Samsonite Corporation and its subsidiaries to be materially different from what may be expressed or implied in the forward-looking statements. More information on the risks, uncertainties and other factors affecting Samsonite Corporation may be obtained from the Company's most recent Annual Report on Form 10-K filed with the United States Securities and Exchange Commission.

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